Exhibit 99.1

CORPORATE PARTICIPANTS

Steven L. Gerard CBIZ - Chairman and CEO

Ware H. Grove CBIZ - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Josh Vogel Sidoti & Company - Analyst

Jim McDonald First Analysis - Analyst

PRESENTATION

Operator

Good morning and welcome to the CBIZ second quarter 2014 results conference call. All participants will be in listen-only mode. (Operator Instructions). Please note this event is being recorded. I would now like to turn the conference over to Steven Gerard, Chairman and CEO. Please go ahead.

Steven L. Gerard - CBIZ - Chairman and CEO

Thank you, Kate and good morning everyone and thank you for calling into CBIZ’s 2014 second quarter and first half results conference call.

Before I begin my comments I’d like to remind you of a few things. As with all our conference calls this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in. However, I ask that if you have questions, you hold them for after the call and we’ll be happy to address them at that time. The call is also being webcast and you can access the call over our website.

You should have all received a copy of the press release which was issued this morning. If you did not you can also access that on our website.

Finally please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings our Form 10-K and our press releases. Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer; and Ware Grove, our Chief Financial Officer.

Prior to the opening this morning we were pleased to release our second quarter and six month results wherein we have noted that our revenue is up year-over-year for the quarter and the half and our income from continuing operation is up for the quarter and the half. We also, on an-adjusted basis, would have reported increase in earnings per share but for the impact of the convertible shares which we have talked about before. The second quarter was a particularly active quarter for us in terms of our balance sheet restructuring, including, as we have announced this morning, the new $400 million unsecured revolving credit facility, and started in the quarter and lapsing into the third quarter, the repurchase of some of our convertible debt.

There is a great deal of complexity in these transactions. So what I would like to do is turn it over to Ware give you the details.

Ware H. Grove - CBIZ - SVP and CFO

Thanks Steve, and good morning everyone. As is our normal practice I want to take a few minutes to review the highlights of the second quarter and year-to-date numbers we released this morning for the period ending June 30, 2014.

Before we start with the numbers, as Steve indicated we are very pleased to announce an expanded five year $400 million unsecured credit facility that replaces our current $275 million unsecured facility. Our current bank group is very supportive and each of our banks have significantly increased their commitment to CBIZ as a participant in this expanded facility. This facility not only continues to provide us with the capacity for growth through acquisition and continue our program of share repurchases, but it also provides us greater flexibility to refinance or to otherwise repurchase or retire the convertible notes that are due in October 2015.

As we announced in the release this morning, in July we concluded the repurchase of approximately $17.4 million of the Convertible Notes and I’ll talk about that in more detail later as that transaction will have a favorable impact on borrowing costs for the balance of 2014 and beyond.

Now turning to the second quarter and six month numbers, as a reminder the second quarter and six months of last year are restated to reflect the sale of our Medical Management Practices operation, which occurred in August 2013. As I indicated in our first quarter call, the restated quarterly numbers for both 2012 and 2013 are outlined in footnote number 21 in our 10-K Report for 2013 if you wish to reference those numbers. Now we were pleased to report that total revenue for the second quarter increased to $180.9 million which is a 5% increase over second quarter 2013. Same unit organic growth increased by $3.7 million or by 2.1% in the second quarter compared with a year-ago. Acquisition related revenue contributed $5 million or 2.9% to revenue growth in the second quarter. For the six months ended June 2014 total revenue was $389.8 million which is an increase of 4.4% over the six months a year ago. Same unit organic revenue grew by 1.8% for the six months ended June 30, 2014 compared with a year ago. So as expected we have seen modest improvement in the second quarter this year compared with the first quarter. Acquisition-related revenue contributed $9.8 million or 2.6% to revenue growth in the first six months this year compared with a year ago.

Now turning to the Financial Services group, total revenues increased by 4.9% in the second quarter, an increase of 3.9% year-to-date compared to the same period a year ago. Same unit revenue in Financial Services group increased by 2.5% in the second quarter and has increased by 1.8% for the six months this year compared with a year ago. Our core accounting and tax services have grown modestly for the six months and we are seeing very nice improvements in our government healthcare consulting business, which grew by over 10% in the second quarter and has now grown by 8.4% for the six months ended June 30 2014 compared with year ago. You may remember that first quarter revenue in the healthcare consulting business was adversely impacted by scope changes in several large long standing engagements. But as we expected, the pace of new business is now having a very positive impact on growth and we expect this to continue in the second half of this year as the pipeline of new business RFPs continues to be very strong.

Now turning to Employee Services, total revenue in the second quarter increased by 5.8% and for the six months ended June 30, 2014 total revenue increased by 6.1% compared with the same periods a year ago. Same unit revenue for Employee Services grew by 1.4% in the second quarter and has grown by 1.9% for the six months ended June 30 compared with year ago. These results are in-line with our expectations and during the first half of 2014 we have experienced growth in each of our major areas with Employee Services including benefits, property and casualty, retirement advisory and payroll services and we expect this will continue through the balance of this year. One area of weakness that we commented on before within Employee Services continues to be life insurance which is transactional in nature and somewhat unpredictable. Just bear in mind that life insurance comprises less than 3% of revenue with Employee Services group and is less than 1% of CBIZ revenue, so this is a relatively small line of service for CBIZ.

Excluding the impact of accounting for the gains or losses within our deferred compensation plan assets, margin on operating income declined by 120 basis points in the second quarter and also for the six months ended June 30, 2014 compared with the same period a year ago. As we have outlined in prior calls, as we make investments and undertake initiatives to enhance long term growth prospects, our margins are adversely impacted. There are a variety of initiatives currently underway ranging from building a team of business development managers within target markets, investing in lateral hires to strengthen our leadership team and improve client services plus staffing additions that are targeted towards building capabilities for specific targeted services.

Also during the first half of this year we made four acquisitions that are expected to contribute approximately $22.5 million to annualized revenue. Spending on acquisitions, including earn out payments for acquisitions closed in prior years was $28.6 million for the first half. With $2.8 million used for prior acquisition earn out payments in the first six months of 2014 we expect to use an additional $3.2 million of cash for payments scheduled in the second half of this year. Earn out payments are estimated at $13.5 million next year in 2015, $7.0 million in 2016 and approximately $5.2 million in 2017. Also during the second quarter we repurchased 805,000 shares of our common stock and for the six months we repurchased a total of 1.26 million shares at a cost of $10.7 million. So combining cash outlays for both acquisition activity and for share repurchase activity, a combine total of $39.3 million was used for these purposes in the first six months this year.

Capital spending for the six months ended June 30, 2014 was approximately $2.5 million with approximately $860,000 used in the second quarter. We continue to expect full year capital spending within a range of $5 million to $6 million for the full year. At June 30, 2014 the balance outstanding in our bank line of credit was $81.2 million compared with $48.5 million at the end of the year, which is an increase of $32.7 million. So when you compare that with $39.3 million of cash used for the combination of acquisition and share repurchases you can see that CBIZ generated positive cash flow from operating activities during the first half of this year.

DSO on receivables at June 30 stood at 86 days this year compared with 80 days a year ago. So that’s a small increase but we are seeing good payment activity in July just after the quarter end and that is expected to result in a reduction in DSOs going forward.

The effective tax rate in the second quarter this year was 41.7% and was 41.9% for the six months ended June 30, 2014. We continue to expect a full year effective tax rate of approximately 40% as several favorable items are projected to occur in the second half of this year.

As a reminder our reported fully diluted earnings per share is impacted by share equivalents related to the convertible note outstanding. GAAP requires that for any quarterly or year-to-date period when the average share price exceeds the $7.41 conversion price, share equivalents are calculated and added to the share count with the assumption that new shares are issued to settle this gain. As we commented previously under the terms of our convertible note CBIZ has the option to settle this gain either by issuing shares or by paying cash in which case there are no additional shares to be issued.

Now to outline the accounting impact however, with an average share price for the second quarter of $8.71, that resulted in adding 2.6 million share equivalents to our fully diluted share count for the second quarter compared with a year ago. Using an average share price of $8.84 for the six months ended June 30, that translates into adding 2.8 million equivalent shares to the fully diluted share count for the six month year-to-date numbers.

Reported earnings per share for the second quarter was $0.12 and adjusting to eliminate the impact to the additional share equivalents related to the convertible note, adjusted earnings per share was $0.13. For the six months we reported earnings per share of $0.46 and adjusting to eliminate the additional share equivalents related to the convertible note, adjusted earnings per share was $0.49.

You may remember that due to the very unpredictable nature of this share accounting requirement our guidance for 2014 is based on using a share count that is constant with 2013 share count levels. And eliminating the impact to share equivalents relating to the convertible notes, to date in 2014 we are in fact achieving a constant share count compared with share count reported for 2013.

Now as I commented earlier, in early July, we concluded a privately negotiated transaction to repurchase approximately $17.4 million of convertible notes from the current holder. Comparing current borrowing costs under our bank facility which is currently at LIBOR plus a spread of 175 basis points and comparing that with a 7.5% interest rate currently being recorded on the convertible notes, this repurchase transaction is expected to reduce interest expense by approximately $700,000 annually. We do expect to record a charge associated with early retirement of this debt in the third quarter this year and this charge is estimated to be approximately $800,000. The expanded $400 million bank facility gives us greater flexibility to conduct similar transactions with other convertible note holders and we may conduct conversations with other note holders between now and maturity day in 2015. To explore the potential for similar repurchase transactions however, at this point it is unclear if any additional repurchases can be completed or on what timing or on what terms.

Now turning to the remainder of 2014 we continue to project a stronger second half this year and we continue to project full year 2014 revenue growth within a 5% to 7% range compared with the $692 million reported for 2013 with fully diluted earnings per share increasing by 15% to 18% over the $0.51 we reported for 2013.

Now as I previously mentioned, the growth in earnings per share assumes a constant share count in 2014 compared with last year and does not include the share count impact of the convertible notes nor does it include any discrete charges or share count impact that maybe recognized in connection with our efforts that we may pursue to complete repurchases or early retirement of the convertible notes this year.

Full year cash flow is expected to continue to be strong and EBITDA is projected to increase 8% to 12% over the $75.6 million reported last year. So with these comments I’ll conclude and I’ll turn it back over to Steve.

Steven L. Gerard - CBIZ - Chairman and CEO

Thank you Ware. Let me comment on the few other things. Our acquisition pipeline remains strong. We’ve completed four transactions year-to-date and we typically do three to six and my guess is that we will do at least three to six this year. So, we are, basically where we want to be on the acquisition side. In terms of our take on the economy as it affects our clients we were seeing our clients continue to be cautious but continuing to explore opportunities for growth both in terms of employment and investment. So while the climb out of the recession will continue to be very slow and will probably continue to be slow for another year or two we are seeing positive signs. And as we’ve commented we are looking for a stronger second half of 2014 based upon activity that we have today or that we expect and that should reflect itself in the third and fourth quarter.

Let me stop here because I know we’ve covered a lot of detail and ask for questions of our analysts and shareholders and we’ll comeback with some concluding comments.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. (Operator Instructions) Our first question comes from Josh Vogel from Sidoti & Company. Please go ahead.

Josh Vogel - Sidoti & Company - Analyst

Thanks. Good morning guys.

Steven L. Gerard - CBIZ - Chairman and CEO

Hi Josh.

Josh Vogel - Sidoti & Company - Analyst

Ware, I am sorry, I missed your comments with regard to the private transaction for the repurchase and retirement of about 17 million of convert, did you say there was one holder or is there a group of holders?

Ware H. Grove - CBIZ - SVP and CFO

There was one holder, Josh.

Josh Vogel - Sidoti & Company - Analyst

Okay, and now, when you think about the timing of a refi, what do you think the likelihood is that will you issue another convert versus using the larger credit facility you have now?

Steven L. Gerard - CBIZ - Chairman and CEO

We’re going to look at all options. The larger credit facility gives us the complete flexibility if we wish to take out the convert with the revolver. And based on what the market looks like at the time we’ll make that decision. I think I commented before that there is an array of facilities and if I have to rank them in order I would say that a new convert is the least likely of the opportunities. But what we did in this financing which closed yesterday was we really took any refinancing risk off the table.

Josh Vogel - Sidoti & Company - Analyst

Okay. And what’s the interest rate on the $400 million facility and what was it on the $275 million?

Ware H. Grove - CBIZ - SVP and CFO

The pricing grid has improved or lowered by 25 basis points, so today the new facility we will borrow it at LIBOR plus a 175 basis points where it was LIBOR plus 200 basis points prior.

Josh Vogel - Sidoti & Company - Analyst

Okay, and Ware, your comments about the government healthcare consulting business and the pace of business has improved and the pipeline is strong. Last quarter you mentioned that given the change in time and scope $3 million in revenue was pushed out to later in the year. How much of that did you see, of that $3 million did you see in Q2?

Ware H. Grove - CBIZ - SVP and CFO

I’m not sure we have seen the recapture in the change in scope. The comments really related to the timing of new business and when it comes on board and when we could recognize the revenue. So as we win and successfully gain new business through successful responses to RFPs you then have a start date that may start a month or two after that and then once the work starts to get done we start to recognize revenue. So there is a little bit of lag between the time that we actually win new business and record revenue.

Steven L. Gerard - CBIZ - Chairman and CEO

And Josh just to clarify if we were not clear before, any scope change was generally a permanent change. What we have been able to do is make it up with new business. We did have some timing issues but the bigger issue in the first quarter was a scope change on a couple of large contracts and that is not going to change this year, but they have done a great job in replacing that with new business.

Josh Vogel - Sidoti & Company - Analyst

Okay and just lastly from me for some housekeeping and modeling, when I am looking at interest expense and share count for Q3 versus Q2 should we expect, both to be down sequentially.

Ware H. Grove - CBIZ - SVP and CFO

Yeah, remember our cash flow’s relatively seasonal so our borrowing levels should reduce a bit absent any further acquisition activity. We would expect to reduce our interest expense sequentially in the 3rd and the 4th quarters compared to what you saw in the first and second quarters.

Josh Vogel - Sidoti & Company - Analyst

Okay and the share count will be down sequentially especially once you back out the dilution or from the convert that we purchased and we retired the $17 million.

Ware H. Grove - CBIZ - SVP and CFO

Yeah.

Josh Vogel - Sidoti & Company - Analyst

So the diluted share count will be down?

Ware H. Grove - CBIZ - SVP and CFO

Yeah, we are not even going to attempt to forecast the share count impact for the convert because that’s based on the price which is somewhat volatile. But yeah I think you are right, the share count is going to be relatively constant for the balance of the year. The earlier share repurchase activity that we’ve conducted of 1.3 million shares year-to-date should have a greater impact in the second half on the weighted average share count calculation.

Josh Vogel - Sidoti & Company - Analyst

Okay, great, thanks for taking my questions.

Operator

The next question comes from Jim McDonald from First Analysis. Please go ahead.

Jim McDonald - First Analysis - Analyst

Good morning, guys, this is Tom calling for Jim.

Steven L. Gerard - CBIZ - Chairman and CEO

Hey, Tom.

Jim McDonald - First Analysis - Analyst

I was hoping you could give a little bit of commentary on how the Affordable Care Act is, or what you guys are expecting with the critical fall enrollment period coming up?

Steven L. Gerard - CBIZ - Chairman and CEO

We have viewed the Affordable Care Act as a net positive to us. We have not seen a dramatic movement of our clients to exchanges, either private or public exchanges. The Affordable Care Act still is confusing to lot of our clients. So we continue to see that as a net positive in our consulting business. I am not expecting that it will have a dramatic increase year-over-year because a lot of the tick-up that we were expecting we actually saw last year. But we think it will continue to add revenue opportunities to us.

Jim McDonald - First Analysis - Analyst

Right, thank you. And then, do you have any more color on the Financial Services segment outside of the healthcare consulting business?

Steven L. Gerard - CBIZ - Chairman and CEO

Yeah, you remember the start in the first quarter was really hampered for the core tax and accounting business by weather-related closures. And so we had a really soft start and that business doesn’t immediately rebound in the second quarter but it flows into the second and third quarter as often times extensions are granted into September 15th and October 15th time frames. So we have seen some modest improvement but we hope to see and expect to see continuation of that improving trend in the third quarter and actually into the fourth quarter.

Ware H. Grove - CBIZ - SVP and CFO

Yeah. In addition, we’re seeing, as we track the new business, generally we’re seeing a higher pick-up than we’ve seen in prior year which gives us some degree of confidence that the numbers we put out this morning in terms of reiterating our forecast are still very, very good numbers.

In addition, we have a number of units as they come through busy season that didn’t necessarily have the business that they thought they were going to have so there is an opportunity to continue to do what we do every summer which is make sure that we right-size the organization. So you put all of that together and I think that gives us the confidence to reiterate our guidance with respect to revenue and with respect to our earnings as well.

Jim McDonald - First Analysis - Analyst

Great, terrific. Thank you guys.

Operator

(Operator Instructions) There are no questions at this time. This concludes our question-and-answer session. I would like to turn the conference back over to Steven Gerard for any closing remarks.

Steven L. Gerard - CBIZ - Chairman and CEO

Thank you, Kate. To our shareholders and analysts we thank you for your questions and for calling in. The second quarter activity in terms of the new revolving credit facility and the repurchase of some of the converts were improvement to us for positioning the balance sheet long term. And it’s encouraging to see the growth, the continued growth as expected in terms of our revenue and our earnings.

To our associates, again, thank you for your hard work. These results came as a result of your hard work. So we appreciate it and look forward to talking to everybody after the release for the third quarter.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.